UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019
Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31921	36-3972986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(Address of principal executive offices)

(913) 344-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Notes and Indenture
On November 26, 2019, Compass Minerals International, Inc. (“Compass Minerals”) issued $500 million aggregate principal amount of 6.750% senior notes due 2027 (the “Notes”) in a private offering. The net proceeds from the offering are approximately $491.9 million after deducting initial purchasers’ discounts and offering expenses. The Notes are senior unsecured obligations of Compass Minerals and are guaranteed by certain of its domestic subsidiaries. The Notes were sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.
Compass Minerals used the net proceeds from the Notes offering and from the senior secured credit facilities under its Amended and Restated Credit Agreement (as defined below) to repay all outstanding indebtedness under its existing credit agreement.
The Notes were issued pursuant to an Indenture, dated November 26, 2019, among Compass Minerals, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Indenture”). Additional information about the Notes is contained in Item 2.03 of this Current Report on Form 8-K and is incorporated herein by reference.
Amended and Restated Credit Agreement
On November 26, 2019, Compass Minerals entered into an amendment and restatement agreement (the “Restatement Agreement”) to amend and restate its Credit Agreement, dated April 20, 2016, among Compass Minerals, Compass Minerals Canada Corp., Compass Minerals UK Limited, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent (as amended and restated, including by the Restatement Agreement, the “Amended and Restated Credit Agreement”).
The Amended and Restated Credit Agreement provides for senior secured financing in a principal amount of up to $700 million with final maturity on January 15, 2025, consisting of a:

•	term loan facility in a principal amount of $400 million, and

•	revolving loan facility in a principal amount of up to $300 million.

Compass Minerals is the borrower under the term loan facility, and Compass Minerals, Compass Minerals UK Limited and Compass Minerals Canada Corp. are the borrowers under the revolving loan facility.  The term loan is repayable in quarterly installments starting on March 31, 2020, with payments equal to 2.5% per year for the first two years and 5.0% per year for the following three years, with a final payment due at the maturity of the term loan.
Compass Minerals’ obligations under the senior secured credit facilities are guaranteed by each of its existing and future wholly-owned domestic subsidiaries. The obligations of Compass Minerals Canada Corp. and Compass Minerals UK Limited are guaranteed by each of their existing and future subsidiaries. These guarantees exclude unrestricted and immaterial subsidiaries and will only apply to the extent no material adverse tax consequence would result and to the extent permitted under local law.
Compass Minerals obligations under the senior secured credit facilities are, subject to customary exceptions, secured by (a) a first priority security interest in 100% of the capital stock of its domestic subsidiary guarantors and 65% of the capital stock of its first tier foreign subsidiaries, (b) mortgages over certain mine properties located in the U.S., and (c) a grant of security interests on substantially all of its property and the property of each of its domestic subsidiary guarantors. The obligations of Compass Minerals Canada Corp. and Compass Minerals UK Limited are secured by a first priority mortgage over the Goderich salt mine located in Ontario, Canada.
Compass Minerals used proceeds from the senior secured credit facilities to repay all outstanding indebtedness under its existing credit agreement. Proceeds from the revolving loan facility may also be used for ongoing working capital requirements and other general corporate purposes, including distributions.
Compass Minerals may elect for the senior secured credit facilities to bear interest based on a rate equal to either an alternate base rate or an adjusted eurocurrency bank deposit rate plus, in each case, an interest rate margin. which is dependent upon Compass Minerals’ corporate rating and consolidated total leverage ratio. The interest rate margin will vary between 1.25% and 2.00% for eurocurrency loans and between 0.25% and 1.00% for base rate loans and Canadian prime rate loans, in each case depending on the corporate rating given by Moody’s or S&P or, alternatively, the Consolidated Total Leverage Ratio (as defined in the Amended and Restated Credit Agreement generally as the ratio of Compass Minerals’ consolidated total debt at the date of determination to consolidated adjusted EBITDA for the four fiscal quarters ended on such date).

Compass Minerals has agreed to pay various fees with respect to the senior secured credit facilities, including an unused line fee (payable based on the unused amount of the commitments under the revolving loan facility), a fee on all outstanding letters of credit and a fronting fee to issuers of letters of credit.
Borrowings under the senior secured credit facilities may be voluntarily prepaid in whole or in part, without premium or penalty other than customary breakage payments (if any). The term loan is required to be prepaid in amounts equal to the (a) net cash proceeds from the sale or other disposition of property by Compass Minerals or its subsidiary guarantors (subject to certain thresholds, exceptions and reinvestment rights), (b) net cash proceeds from the incurrence of indebtedness by Compass Minerals or its subsidiary guarantors (other than permitted indebtedness), and (c) applicable percentage of the amount by which Compass Minerals’ excess cash flow exceeds $10 million in any fiscal year (subject to adjustment for voluntary prepayments of term loans or voluntary reductions of revolving commitments).
The senior secured facilities require that Compass Minerals maintain a:

•
Consolidated Interest Coverage Ratio (as defined in the Amended and Restated Credit Agreement, generally as the ratio of Compass Minerals’ consolidated EBITDA for the four fiscal quarters ended on such date to consolidated interest expense for such period) as of the last day of any fiscal quarter of more than 2.25 to 1.00, and

•
Consolidated Total Net Leverage Ratio (as defined in the Amended and Restated Credit Agreement, generally as the ratio of Compass Minerals’ consolidated total net debt at the date of determination to consolidated EBITDA for the fiscal quarters ended on such date) as of the last day of any fiscal quarter of not more than 4.75 to 1.00 through December 31, 2020 and not more than 4.50 to 1.00 thereafter.

The Amended and Restated Credit Agreement also contains customary covenants that restrict Compass Minerals' ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions of capital stock and voluntary prepayments or repurchases of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.
The Amended and Restated Credit Agreement also contains customary representations, warranties, affirmative covenants and events of default.
The foregoing summary of the Restatement Agreement, which includes the Amended and Restated Credit Agreement as an exhibit thereto, is qualified in its entirety by reference to the full text of the Restatement Agreement, which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Notes and Indenture
On November 26, 2019, Compass Minerals issued $500,000,000 aggregate principal amount of the Notes. The Notes bear interest at a rate of 6.750% per year and mature on December 1, 2027. Interest is payable on December 1 and June 1 of each year, commencing on June 1, 2020.
The Notes are Compass Minerals’ senior unsecured obligations and are guaranteed by certain of its domestic subsidiaries. The Notes are equal in right of payment with all of Compass Minerals’ existing and future senior unsecured indebtedness, but are subordinated to all of Compass Minerals’ existing and future secured indebtedness, including indebtedness under the Amended and Restated Credit Agreement.
The terms of the Notes include covenants that restrict Compass Minerals’ ability to, among other things:

•	create liens;

•	engage in sale/leaseback transactions;

•	pay dividends, redeem stock or make other distributions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

Prior to December 1, 2022, Compass Minerals may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes, plus a make-whole premium, plus accrued and unpaid interest. Beginning December 1, 2022, Compass Minerals may redeem the Notes, in whole or in part, subject to the payment of a redemption price, plus accrued and unpaid interest.

The redemption price includes a call premium that varies depending on the year of redemption. In addition, on or after December 1, 2025, Compass Minerals may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest.
Upon a change of control (as defined in the Indenture), Compass Minerals may be required to offer to purchase all of the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.
Certain events are considered “events of default,” which may result in all amounts under the Notes becoming immediately due and payable by declaration of the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding Notes, including (i) failure to pay principal or interest at required times, (ii) failure to comply with other agreements in the Indenture or Notes, (iii) certain accelerations of other Compass Minerals’ indebtedness if the amount accelerated exceeds $50.0 million, (iv) certain events of bankruptcy or insolvency with respect to Compass Minerals and certain of its subsidiaries, and (v) certain judgments or decrees for the payment of money in excess of $50.0 million. If certain bankruptcy or insolvency events involving Compass Minerals or certain of its subsidiaries occur, all amounts under the Notes may be declared immediately due and payable by the trustee or the holders, without any declaration or other act.
The foregoing summary of the Indenture, which includes the form of the Notes as an exhibit thereto, is qualified in its entirety by reference to the full text of the Indenture, filed as Exhibit 4.1 hereto and incorporated by reference herein.
Amended and Restated Credit Agreement
The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Amended and Restated Credit Agreement is incorporated by reference herein, insofar as it relates to the creation of a direct financial obligation.
Item 7.01 Regulation FD Disclosure.
On November 26, 2019, Compass Minerals issued a press release announcing the closing of the transactions contemplated by the Notes offering and the Amended and Restated Credit Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference.
The information contained in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
4.1
Indenture, dated November 26, 2019, among Compass Minerals International, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 6.750% Senior Notes due 2027.

4.2	Form of 6.750% Senior Note due 2027 (included in Exhibit 1 to Exhibit 4.1 hereof)
10.1
Amendment and Restatement Agreement, dated November 26, 2019, among Compass Minerals International, Inc., Compass Minerals Canada Corp., Compass Minerals UK Limited, the other loan parties party thereto, the lenders and issuing banks party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release issued by Compass Minerals International, Inc. on November 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: November 26, 2019	By:	/s/ James D. Standen
Name: James D. Standen
Title: Chief Financial Officer